UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 28, 2016

Date of Report

TAPIMMUNE INC.

(Exact name of registrant as specified in its charter)

Nevada	001-37939	45-4497941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 N. Laura Street, Suite 2500 Jacksonville, FL	32202
(Address of principal executive offices)	(Zip Code)

(904) 516-5436

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of November 28, 2016, the Board of Directors of TapImmune Inc. (the “Company”), appointed Joshua Silverman, age 46, of Scarsdale, New York, to the Board of Directors of the Company.

Mr. Silverman is currently and has been the Co–founder and Managing Member of Parkfield Funding LLC, an investment and consulting firm, since August 1, 2016. Mr. Silverman was a former Principal and Managing Partner of Iroquois Capital Management, LLC (“Iroquois”), where he served as Co–Chief Investment Officer of Iroquois from 2003 until August 1, 2016. From 2000 to 2003, Mr. Silverman served as Co–Chief Investment Officer of Vertical Ventures, LLC, a merchant bank. Prior to forming Iroquois, Mr. Silverman was a Director of Joele Frank, a boutique consulting firm specializing in mergers and acquisitions. Previously, Mr. Silverman served as Assistant Press Secretary to The President of The United States. Mr. Silverman received his B.A. from Lehigh University in 1992. In the past five years, Mr. Silverman has served on the boards of directors of Neurotrope, Inc., MGT Capital Investments Inc., National Holdings Corporation, Alanco Technologies Inc., Protagenic Therapuetics, Inc. and WPCS International Incorporated.

The Company agreed to add Mr. Silverman to the Board pursuant to the terms of the Warrant Amendment Agreement, dated August 10, 2016, between the Company and Iroquois Master Fund Ltd., American Capital Management LLC, The Merav Abbe Irrevocable Trust, The Samantha Abbe Irrevocable Trust, The Talia Abbe Irrevocable Trust and The Bennett Abbe Irrevocable Trust (collectively, the “Warrant Amendment Entities”). As of August 1, 2016, Mr. Silverman relinquished voting and dispositive power over shares beneficially owned by Iroquois and, accordingly, Mr. Silverman no longer beneficially owns any shares of Common Stock held by Iroquois or any of the Warrant Amendment Entities, although he has a pecuniary interest in Iroquois Master Fund Ltd. and American Capital Management LLC. Prior to August 1, 2016, Mr. Silverman shared voting and dispositive power over the shares owned by Iroquois Master Fund Ltd.

The Warrant Amendment Agreement with the Warrant Amendment Entities was one of four such agreements entered into on August 10, 2016, pursuant to which holders of an aggregate of 3,096,665 outstanding Series A Warrants, Series A-1 Warrants, Series C Warrants, Series C-1 Warrants, Series D Warrants, Series D-1 Warrants, Series E Warrants and Series E-1 Warrants (the “Outstanding Series Warrants”) agreed to amend the terms of the Outstanding Series Warrants to remove provisions from the Outstanding Series Warrants that had previously caused them to be classified as a derivative liability as opposed to equity on the Company’s balance sheets. Such agreements were described in, and included as exhibits to, the Company’s Current Report on Form 8-K dated August 10, 2016.

Pursuant to the Warrant Amendment Agreement with the Warrant Amendment Entities, the Warrant Amendment Entities were issued an aggregate of 166,667 additional shares of Company common stock and new five-year warrants to purchase an aggregate of 196,667 shares of Company common stock at an exercise price of $7.20 per share in consideration of their exercise of warrants to purchase an aggregate of 196,667 shares of Company common stock at $6.00 per share and the amendment of their remaining warrants to remove the provisions that had previously caused them to be classified as a derivative liability as opposed to equity on the Company’s balance sheets.

The Warrant Amendment Entities were also purchasers of Company common stock and warrants in January 2015, pursuant to a Securities Purchase Agreement, dated January 12, 2015, when they purchased, for an aggregate of $500,000, an aggregate of 208,333 shares of common stock and Series A, Series B, Series C, Series D and Series E Warrants entitling them to purchase an aggregate of 208,333 shares of common stock under each such Series over various time periods and at various purchase prices. The Securities Purchase Agreement and the warrants were described in, and included as exhibits to, the Company’s Current Report on Form 8-K, dated January 12, 2015. The terms of such warrants were modified pursuant to a Restructuring Agreement, dated May 28, 2015, and in connection with entering into the Restructuring Agreement, the Company issued an aggregate of 208,333 additional Series B Warrants and an aggregate of 208,333 additional Series C Warrants to the Warrant Amendment Entities for no additional cash consideration. The Restructuring Agreement was described in, and included as an exhibit to, the Company’s Current Report on Form 8-K dated May 28, 2015.

Pursuant to the Director Compensation Plan previously approved by the Board of Directors, in connection with his appointment to the Board, Mr. Silverman was granted an option to purchase 12,500 shares of the common stock of the Company under the 2014 Omnibus Stock Ownership Plan, at a price equal to the closing price of the common stock on the date of his appointment, with such options to vest in in equal monthly installments over the following 24 months.

All share numbers and warrant exercise prices reflected in this report have been adjusted to reflect the reverse stock split effected by the Company, at the ratio of one for twelve, on September 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAPIMMUNE INC.

Date: November 30, 2016	By:	/s/ Glynn Wilson
	Name:	Glynn Wilson
	Title:	Chief Executive Officer